EXHIBIT 99
                                                   ----------


UNITED COMPANIES FINANCIAL CORPORATION
[UNITED COMPANIES LOGO]
                                              NEWS RELEASE
                                              FOR IMMEDIATE DISTRIBUTION

                                              For More Information,
                                              Contact:

                                              Deborah Hicks Midanek
                                              Chief Executive Officer
                                              225-987-2385 or 800-234-8232

                                              RELEASE DATE: May 12, 1999





          United Companies Receives Approval for Sale of
       Retail Lending Platform to Aegis Mortgage Corporation

 Company To Focus on Enhancing its $6.4 Billion Mortgage Servicing
                             Business

     Baton Rouge, LA  - United Companies Financial Corporation (OTC:
UCFNE) announced today that the Bankruptcy Court in which its reorganization proceedings are pending has approved the sale of a substantial portion of the Company's retail lending platform, UC Lending(R), to Aegis Mortgage Corporation, a mortgage company based in Houston, Texas. The Company previously announced on April 28, 1999 that it had reached an agreement with Aegis for the sale, which was subject to the satisfaction of certain conditions and the approval of the Bankruptcy Court. Under the terms of the sale, Aegis will pay $3 million plus the May, 1999 operating expenses relating to 127 branch offices and related retail lending assets. Aegis will also assume the post-closing obligations under the leases to the 127 branch offices and under the equipment leases, auto leases and other contracts and agreements associated with operating these branch offices and the Baton Rouge home office facilities of the retail lending platform. In addition, Aegis has agreed to purchase all of the loans closed by UC Lending(R) during the month of May. The closing date for the transaction is currently scheduled for June 1, 1999.
The Company confirmed that the remaining 28 branches will be closed by the end of the month.

     The sale was approved after the expiration of a bidding period for higher or better offers set by the Bankruptcy Court and a hearing on the proposed sale in Bankruptcy Court. The Court determined that there were no other viable sale options for the retail origination business. The Creditor's Committee supported the Company in seeking approval of the sale. Testimony by the financial advisor to the Creditor's Committee confirmed the basis for the Company's decision to enter into the transaction with Aegis. The Court, in approving the sale, overruled objections by an ad hoc group of equity holders.

     "We are pleased to receive Court approval of this sale of the retail platform to Aegis Mortgage," said Deborah Hicks Midanek, Chief Executive Officer of United Companies. "This is an excellent opportunity for the one thousand UC Lending(R) employees who will retain their jobs because of this transaction. Moreover, we believe this sale will aid in preserving value for all of the Company's stakeholders and will allow us to concentrate on our mortgage servicing business," she continued.

     "United Companies boasts a $6.4 billion servicing portfolio. We are the seventh largest servicer in the subprime industry, a niche business which is seeing increased demand," Ms. Midanek continued.
"We have a long history of servicing non-traditional loans and maintain the infrastructure and seasoned professionals to handle these unique accounts."

    The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan and warehouse facilities in amounts necessary to fund the Company's operations; the successful execution of loan sales in the whole loan sale market; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.